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                                                                   EXHIBIT 5.1




                               March 24th 1998



                                                                    197,893-003

(202) 383-5300



Dart Group Corporation
3300 75th Avenue
Landover, Maryland  20785

Ladies and Gentlemen:

         This opinion is rendered in connection with the filing by Dart
Group Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 20,400 shares of Common Stock, $1.00 par value per share (the "Shares"), of the Company to be issued pursuant to the 1983 Dart Group Corporation Executive Non-Qualified Stock Option Plan (the "Plan").

         We have examined such records of the Company and other documents as we have deemed relevant for the purpose of this opinion. With your permission, as to matters occurring prior to January 12, 1993 that are relevant to this opinion, we have assumed as true all factual matters that were the basis for the opinion dated January 12, 1993 rendered by outside counsel to the Company in connection with a different registration statement on Form S-8.

         Based upon such examination, and upon such matters of fact and law as we have deemed relevant, we are of the opinion that, upon the sale of any Shares and the payment to the Company in cash of the exercise price for such Shares, such Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                        Respectfully submitted,


                                        O'Melveny & Myers LLP





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